Exhibit 99.1

FOR IMMEDIATE RELEASE

Jamie Fulmer (864) 342-5633

jfulmer@advanceamerica.net

Advance America Cash Advance Reports Record Earnings Per Share for the Fourth Quarter and Year

SPARTANBURG, S.C., February 17, 2010 — Advance America, Cash Advance Centers, Inc. (NYSE: AEA) today reported the results of its operations for the year and quarter ended December 31, 2009.

Highlights of the Year and Quarter ended December 31, 2009:

•                  Diluted earnings per share for the year increased to $0.88, which represents a 46.7% increase over the prior year

•                  Diluted earnings per share for the quarter increased to $0.32, which represents a 220% increase over the same period in 2008

•                  Center gross profit for the quarter increased $11.3 million to $49.8 million, which represents a 29.2% increase over the same period for the prior year

•                  The provision for doubtful accounts for the quarter decreased to 18.3% of revenue compared to 24.4% in the same period in the prior year

Commenting on the results of the fourth quarter of 2009, Advance America’s President and Chief Executive Officer, Ken Compton, said, “Advance America’s solid performance during the fourth quarter is the result of continued demand for the simple, reliable, transparent and cost-competitive financial services that we offer to consumers, coupled with a concentrated effort to reduce costs and improve our bottom-line performance. In 2009, we remained focused on offering high-quality customer service and short-term loan products that help meet the varying needs of American consumers. In fact, thanks to the efforts of a strong management team and thousands of dedicated employees, Advance America was able to produce the highest quarterly and yearly earnings per share since becoming a public company.”

Revenues

For the year ended December 31, 2009, total revenues decreased 4.3% to $647.7 million, compared to $676.4 million for the same period in 2008. Total revenues for the quarter ended December 31, 2009, decreased 1.0% to $173.2 million, compared to $175.0 million for same period in 2008. These comparisons include the results of operations in Arkansas and New Mexico, states the Company exited in 2008, as well as operations in New Hampshire, a state in which the Company ceased making advances in January 2009. Revenues from these three states for the year and quarter ended December 31, 2008, were $12.2 million and $2.1 million, respectively. In addition, as a result of a new Ohio law enacted in November 2008, the contribution to revenues from our centers in that state decreased significantly.

Revenue from Ohio declined by $17.1 million and $0.6 million for the year and quarter ended December 31, 2009, respectively, compared with the same periods in 2008.

Excluding revenues from Arkansas, New Mexico, New Hampshire, and Ohio for the years ended December 31, 2009 and 2008, total revenues increased by 0.1% during 2009 compared to 2008. Excluding revenues from those same states for the quarters ended December 31, 2009 and 2008, total revenues increased by 0.6% during the fourth quarter in 2009 compared to the same period in 2008.

For the quarter ended December 31, 2009, total revenues for centers opened prior to October 1, 2008 and still open as of December 31, 2009 increased 3.2% compared to the same period in 2008.

Loss Provision

The provision for doubtful accounts as a percentage of total revenues for the year ended December 31, 2009 was 19.2%, compared to 20.1% for 2008. For the quarter ended December 31, 2009, the provision for doubtful accounts as a percentage of total revenues was 18.3%, compared to 24.4% for the same period in 2008. For the year ended December 31, 2009, the Company sold approximately $3.4 million of previously written-off receivables, compared to $0.6 million during 2008. The Company sold approximately $1.3 million of previously written-off receivables during the quarter ended December 31, 2009, and did not sell any for the same period in 2008.

Expenses and Center Gross Profit

For the year ended December 31, 2009, the Company’s advertising expense was $22.2 million, or 3.4% of revenue, compared to $20.3 million, or 3.0% of revenue, for 2008. For the quarter ended December 31, 2009, the Company’s advertising expense was $6.9 million, or 4.0% of revenue, compared to $4.2 million, or 2.4% of revenues, for the same period in 2008.

Center expenses for the year and quarter ended December 31, 2009, were $485.6 million and $123.5 million, respectively, compared to $518.8 million and $136.5 million for the same periods in 2008. Excluding the provision for doubtful accounts and advertising expense for the quarter ended December 31, 2009, center expenses decreased by $4.6 million, or 5.2% compared to the same period in 2008. This decrease is primarily the result of center consolidation.

Center gross profit increased 2.8% to $162.1 million for 2009, from $157.7 million in 2008. For the quarter ended December 31, 2009, center gross profit increased 29.2% to $49.8 million, from $38.5 million for the quarter ended December 31, 2008.

For the year ended December 31, 2009, general and administrative expenses were $56.5 million, compared to $68.6 million for 2008, a decrease of 17.6%.  General and administrative expenses for the quarter ended December 31, 2009, were $14.4 million, compared to $17.9 million for the same period in 2008, a decrease of 19.4%. The decrease in general and administrative expenses for the year and quarter ended December 31, 2009 is due primarily to lower public and government relations expenditures, and the Company’s continued emphasis on controlling costs, partially offset by higher legal and settlement expenses.

For the year ended December 31, 2009, the Company’s income tax expense was 38.1% of income before taxes, compared to 46.6% during the same period in 2008. The decrease is primarily due to a reduction in state taxes as a result of claims filed for recovery of taxes recognized in prior years, and significantly less in nondeductible lobbying expenditures and other discrete items.

Net Income and Earnings per Share

Net income for the year ended December 31, 2009 increased 40.9% to $54.2 million, compared to $38.5 million for the same period in 2008. Net income for the quarter ended December 31, 2009 increased 234.1% to $19.8 million, compared to $5.9 million for 2008.

Basic earnings per share were $0.89 and diluted earnings per share were $0.88 for the year ended December 31, 2009, compared to basic and diluted earnings per share of $0.60 for 2008. For the quarter ended December 31, 2009, basic and diluted earnings per share were $0.33 and $0.32, respectively, compared to basic and diluted earnings per share of $0.10 for the same period in 2008.

Center Closings

During 2009, the Company closed 220 centers in 27 different states and the United Kingdom, of which 30 were closed during the quarter ended December 31, 2009. The Company had approximately $6.7 million and $1.4 million of center closing costs during the year and quarter ended December 31, 2009, respectively, compared to $2.7 million and $0.7 million during the same periods in 2008, excluding any increases in the provision for doubtful accounts.

In addition, the Company currently intends to close approximately 100 additional centers in 2010, including 58 of its 139 centers in the Commonwealth of Virginia where the Company is consolidating its operations. A Virginia law that went into effect in January 2009 has substantially changed the loan terms for cash advance services in Virginia, and severely restricted viable operations for short-term lenders. Since the law went into effect, Advance America continued to offer cash advances in Virginia, in conformance with the new regulations, as well as an open-ended line of credit product. However, a State Corporation Commission ruling issued in December 2009 essentially blocks the Company from providing new open-ended lines of credit to consumers. Due to this latest action, Advance America believes that consolidating centers in Virginia is necessary. The Company estimates that the costs associated with these additional closings will be approximately $2.4 to $5.5 million, including approximately $1.5 to $3.7 million from Virginia, and anticipates that the majority of these charges will be incurred during the first quarter of 2010. Center closing costs for the quarter ended December 31, 2009 included a charge of $0.8 million associated with center closings in Virginia.

As of December 31, 2009, the Company had an operating network of 2,587 centers and 71 limited licensees in 32 states, the United Kingdom, and Canada.

Quarterly Dividend

Today, the Company’s Board of Directors declared a regular quarterly dividend of $0.0625 per share. The dividend, the Company’s twenty-first consecutive quarterly dividend, will be payable on March 5, 2010, to stockholders of record as of February 23, 2010.

As of December 31, 2009, the Company had returned approximately $371.4 million in cash to its stockholders through the repurchase of shares and the payment of quarterly dividends since becoming a public company in December of 2004.

Conference Call

The Company will discuss these results during a conference call on Thursday, February 18, 2010 at 8:00 a.m. (ET).

To listen to this call, please dial the conference telephone number (877) 627-6511. This call will also be webcast live and can be accessed at Advance America’s website www.advanceamerica.net.  An audio replay of the call will be available online or by telephone at (888) 203-1112 (replay pass code: 3075724) until February 24, 2010.

About Advance America Cash Advance

Founded in 1997, Advance America, Cash Advance Centers, Inc. (NYSE: AEA) is the country’s leading provider of cash advance services, with approximately 2,600 centers and 71 limited licensees in 32 states, the United Kingdom, and Canada. The Company offers convenient, less-costly credit options to consumers whose needs are not met by traditional financial institutions. The Company is a founding member of the Community Financial Services Association of America (CFSA), whose mission is to promote laws that provide substantive consumer protections and to encourage responsible industry practices. Please visit www.advanceamerica.net for more information.

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Forward-Looking Statements and Information:

Certain statements contained in this release may constitute “forward-looking statements” within the meaning of federal securities laws.  All statements in this release other than those relating to our historical information or current condition are forward-looking statements.  For example, any statements regarding our future financial performance, our business strategy, and expected developments in our industry are forward-looking statements.  Although we believe that the current views and expectations reflected in these forward-looking statements are reasonable, those views and expectations and the related statements are inherently subject to risks, uncertainties, and other factors, many of which are not under our control and may not even be predictable.  Therefore, actual results could differ materially from our expectations as of today and any future results, performance, or achievements expressed directly or impliedly by the forward-looking statements.  For a more detailed discussion of some of the factors that may cause our actual results to differ from our current expectations, please refer to the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2009 and September 30, 2009, copies of which are available from the Securities and Exchange Commission, upon request from us, or by going to our website: www.advanceamerica.net.

Consolidated Statements of Income

Quarter and Year Ended December 31, 2008 and 2009

(in thousands, except per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2008	2009	2008	2009
	(unaudited)	(unaudited)

Total Revenues	$174,977	$173,239	$676,436	$647,676

Center Expenses:
Salaries and related payroll costs	48,462	48,174	196,951	185,599
Provision for doubtful accounts	42,725	31,682	135,857	124,575
Occupancy costs	25,082	22,951	100,315	94,370
Center depreciation expense	4,060	3,032	16,698	13,174
Advertising expense	4,205	6,881	20,304	22,232
Other center expenses	11,922	10,736	48,652	45,606
Total center expenses	136,456	123,456	518,777	485,556
Center gross profit	38,521	49,783	157,659	162,120

Corporate and Other Expenses (Income):
General and administrative expenses	17,872	14,398	68,568	56,526
Legal settlements	1,950	28	1,950	6,427
Corporate depreciation expense	713	676	3,033	2,714
Interest expense	2,942	1,391	11,188	6,241
Interest income	(21)	(78)	(128)	(238)
(Gain)/loss on disposal of property and equipment	112	194	551	(50)
Loss on impairment of assets	250	778	486	2,987
Income before income taxes	14,703	32,396	72,011	87,513
Income tax expense	8,765	12,559	33,540	33,310
Net income	$5,938	$19,837	$38,471	$54,203

Net income per common share - basic	$0.10	$0.33	$0.60	$0.89
Weighted average number of shares outstanding - basic	60,831	60,883	64,233	60,868

Net income per common share - diluted	$0.10	$0.32	$0.60	$0.88
Weighted average number of shares outstanding - diluted	60,831	61,762	64,233	61,667

Consolidated Balance Sheets

December 31, 2008 and December 31, 2009

(in thousands, except per share data)

	December 31,	December 31,
	2008	2009

Assets
Current assets
Cash and cash equivalents	$16,017	$38,189
Advances and fees receivable, net	220,115	204,234
Deferred income taxes	13,008	19,145
Other current assets	15,721	17,383
Total current assets	264,861	278,951
Restricted cash	4,633	4,366
Property and equipment, net	46,091	31,839
Goodwill	126,661	127,031
Other assets	4,764	3,964
Total assets	$447,010	$446,151

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$13,977	$13,562
Accrued liabilities	33,917	31,432
Income tax payable	1,625	11,400
Accrual for third-party lender losses	3,960	4,528
Current portion of long-term debt	545	851
Total current liabilities	54,024	61,773
Revolving credit facility	189,817	141,058
Long-term debt	4,590	4,367
Deferred income taxes	22,311	23,349
Deferred revenue	4,791	2,717
Other liabilities	218	274
Total liabilities	275,751	233,538

Commitments and contingencies
Stockholders’ equity
Preferred stock, par value $.01 per share, 25,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $.01 per share, 250,000 shares authorized;
96,821 shares issued and 61,087 shares outstanding at December 31, 2008
96,821 shares issued and 61,614 shares outstanding at December 31, 2009	968	968
Paid in capital	288,635	290,146
Retained earnings	143,961	182,765
Accumulated other comprehensive loss	(2,585)	(1,934)
Common stock in treasury (35,734 shares at cost at December 31, 2008; 35,207 shares at cost at December 31, 2009)	(259,720)	(259,332)
Total stockholders’ equity	171,259	212,613
Total liabilities and stockholders’ equity	$447,010	$446,151